Exhibit 99.1

Nexity Financial Second Quarter Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nexity Financial Corporation (NASDAQ: NXTY):

Second Quarter 2008 Summary:

  Raised $10 million in trust preferred securities to strengthen capital ratios which remain well capitalized: Total Risk-Based Capital 10.53%, Tier 1 Risk-Based Capital 9.23%, Leverage Ratio 8.40%
  Net loss of $0.35 in the quarter
  Proactively identifying and managing problem credits: charged off $2.9 million in the second quarter and increased nonperforming assets $30.3 million bringing nonperforming assets to 4.87% of total assets
  Strengthened loan loss reserve to 1.62% of net loans at June 30, 2008 versus 1.36% at March 31, 2008
  Total loans of $729.0 million, up 15.9% from last year and 45.2% annualized from the 1st Quarter
  Improved liquidity position with total deposit growth of $107.5 million or 77.1% annualized from the 1st Quarter to $668.6 million
  Strong noninterest income growth during the second quarter of 2008 of 378.4% compared with the second quarter of 2007

Nexity Financial Corporation (NASDAQ: NXTY) today reported a second quarter net loss of $2.75 million, or ($0.35) per diluted share compared with net income of $1.14 million, or $0.13 per diluted share for the same period in 2007 and $679,470, or $0.08 per diluted share for the first quarter in 2008. The decrease in earnings was primarily related to a higher provision for loan losses related to an increased level of nonperforming loans and net charge-offs. Net interest income was up from the first quarter and noninterest income continues to be strong. Noninterest income was up $2,227,344 or 378.4% from the same quarter in 2007 primarily due to significantly increased revenue from our investment division.

During the second quarter of 2008, we issued $10.0 million in trust preferred securities to strengthen our capital position during this challenging banking environment. The total risk-based capital, tier 1 risk-based capital, and leverage ratios at June 30, 2008 were 10.53%, 9.23%, and 8.40%, respectively, compared with 10.93%, 9.94%, and 8.72%, respectively, at June 30, 2007. Each of these ratios is above the “well capitalized” regulatory minimums of 10%, 6%, and 5%, respectively.

We are aggressively addressing our problem credits and have established a special asset management initiative spear-headed by a seasoned professional. Individual and unique strategies are being developed to maximize our recovery efforts for each credit relationship. As previously stated we believe the middle part of this year, specifically the second and third quarters of 2008, will prove to be difficult from a charge-off and non-performing asset standpoint. These anticipated results are disappointing but not unexpected given the extreme difficulties being experienced in the markets and geographies we serve.

Loan growth was outstanding during the quarter as we grew $74.1 million or 45.2% annualized from March 31, 2008. This was the most favorable loan growth quarter in our history. Loan demand has improved because community banks are selling more loans to improve their liquidity and manage their capital levels. These loans included owner occupied commercial real estate projects with excellent credit quality characteristics as well as income producing properties; we also experienced a higher level of loans made directly to banks and bank holding companies.

“The current difficult economic environment is producing increased demand from our community bank customers for help with their liquidity and capital needs,” said Greg Lee, Chairman and CEO of Nexity Financial Corporation. “This translates into an opportunity for Nexity to selectively grow its loan portfolio in higher quality credits such as owner occupied and income producing properties, as well as loans made directly to banks and bank holding companies. We are committed to continuing to assist our community bank customers during these difficult times in our industry by providing superior correspondent banking services and helping them manage their liquidity and capital.”

Return on average assets and return on average equity were (1.08%) and (15.92%), respectively, for the second quarter of 2008 compared with 0.29% and 3.95% during the first quarter in 2008 and 0.51% and 6.91% for the second quarter of 2007.

For the six months ended June 30, 2008, net loss was $2.15 million or ($0.27) per diluted share compared to net income of $2.71 million or $0.31 per diluted share during the same period in 2007. Return on average assets and return on average equity were (0.43%) and (6.01%), respectively, for the six months ended June 30, 2008 compared with 0.63% and 8.25% for the same period in 2007.

Total assets grew to $1.10 billion at June 30, 2008, up $173.8 million or 18.8% from the $923.3 million reported at June 30, 2007. Total loans were $729.0 million at June 30, 2008, up $100.0 million or 15.9% from the $629.0 million reported at June 30, 2007. Total deposits were $668.6 million at June 30, 2008, down $24.5 million or 3.35% from the $693.1 million reported at June 30, 2007 but were up $107.5 million or 76.8% annualized from March 31, 2008.

Net interest income was $5.3 million for the second quarter of 2008 up 5.6% annualized from the first quarter of 2008 and down 16.5% from the same period in 2007. The net interest margin was 2.20% compared with 2.35% in the first quarter of 2008 and 2.95% for the same period in 2007. The net interest margin was lower in 2008 primarily due to the declining interest rate environment, write-down of accrued interest on loans placed on nonaccrual status, and the level of loans that are on nonaccrual status. The write-down of accrued interest cost the net interest margin approximately 9 basis points during the second quarter versus 5 basis points during the first quarter. The cost to the net interest margin of carrying nonaccrual loans was approximately 18 basis points in the second quarter versus 9 basis points in the first quarter. While we have continued to reprice our maturing CDs lower, competitive pressures have kept these costs elevated compared to other money market rates like the federal funds rate.

Average interest-earning assets for the second quarter of 2008 increased 14.1% from last year and 36.5% annualized from the first quarter of 2008. Average earning assets were higher because of strong growth in loans outstanding. Average loans were up $74.1 million or 12.3% from last year and $41.9 million or 26.5% annualized from the first quarter of 2008.

The provision for loan losses during the second quarter of 2008 was $5,835,000 versus $900,000 for the first quarter of 2008 and $440,000 for the same period in 2007. The provision for loan losses was higher primarily because of net charge-offs and an increase in nonperforming loans. Net charge-offs for the second quarter of 2008 were $2,864,244 or 1.71% of average loans on an annualized basis versus a net recovery of $6,742 or 0.00% for the first quarter of 2008 and net charge-offs of $23,231 or 0.02% for the same period in 2007. Charge-offs were escalated in the second quarter primarily due to a $2.81 million charge-off on a loan to an individual investor secured by stock in a bank holding company located in Atlanta, Georgia.

Noninterest income for the second quarter of 2008 was $2,816,041, up $2.2 million or 378.4% from the $588,697 reported for the same period in 2007 and down $608,073 or 17.8% from the $3,424,114 reported for the first quarter of 2008. Noninterest income was up significantly from a year ago primarily because of an increase in income from the brokerage and investment services division. Income from this division reached an all-time high of $3.0 million during the first quarter of 2008 and was $2.3 million in the second quarter of 2008. Income from bank-owned life insurance, service charges on deposit accounts and other fee income associated with our clearing and cash management business with correspondent banks were also up substantially during the second quarter of 2008.

Noninterest expense for the second quarter of 2008 was $7.26 million, which was up $333,410 or 4.8% from the $6.93 million reported for the first quarter of 2008 and up $2.3 million or 47.3% from the $4.93 million reported for the same period in 2007. Noninterest expense was higher than the first quarter primarily due to a $501,000 increase in the write-down of other real estate owned. Noninterest expense was higher in 2008 compared with 2007 primarily due to incentive pay increases related to the significant growth of investment division revenue and costs related to other real estate owned and the workout of nonperforming loans.

The efficiency ratio was 89.57% for the second quarter of 2008 which was up from the 80.17% reported for the first quarter of 2008 and the 71.21% reported for the same period in 2007. While noninterest revenues have grown significantly over the last few quarters, lower net interest income and higher overhead expense have had an adverse effect on the efficiency ratio. We expect the efficiency ratio to improve during the second half of 2008 as the net interest margin begins to improve and we control the growth of overhead expense.

Credit quality continues to be a challenge in the current credit environment. Nonperforming loans were $50.7 million or 6.95% of total loans at June 30, 2008 compared with $19.7 million or 3.01% of total loans at March 31, 2008. Nonperforming assets were $53.4 million or 4.87% of total assets at June 30, 2008 compared with $23.1 million or 2.32% of total assets at March 31, 2008, and $4.9 million or 0.53% of total assets at June 30, 2007. Nonperforming loans and assets were up from the first quarter of 2008 primarily due to the addition of three land loans totaling $12.3 million located in the Atlanta area and two condo projects totaling $21.4 million in Florida. While we believe we are well secured in each of these loans, due to the sharp decrease in real estate values in each of these market areas we established specific reserves for these loans totaling $1.5 million. During the second quarter we reassessed each of our impaired loans and increased our specific reserves associated with certain of these loans due to further declines in real estate values. The allowance for loan losses was 1.62% of total loans at June 30, 2008 compared with 1.36% at March 31, 2008.

Conference Call / Webcast Information

Nexity Financial Corporation will host a conference call on Friday, August 1 at 10:00 AM Eastern Daylight Time (EDT) to discuss the second quarter 2008 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. To participate in the conference call or webcast, please follow the instructions listed below.

Webcast:	Live via the Internet and Windows Media Player
http://www.nexitybank.com/ then to the Investor Relations
section, to conference in via the web
Then click on "Second Quarter 2008 Earnings Release
Conference Call." The Webcast access will be "listen only."
Webcast URL:	http://www.talkpoint.com/viewer/starthere.asp?Pres=122371

Live via teleconference. To conference in, dial:
1-800-860-2442 (U.S. and Canada)
+1-412-858-4600 (International)

About Nexity Financial Corporation

Nexity Financial Corporation is a $1.1 billion commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity generates the majority of its income through wholesale correspondent banking activities. Nexity is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Nexity Financial Corporation notes that any statements in this press release and elsewhere that are not historical facts are “forward-looking statements.” The words “expect,” “anticipate,” “intend,” “consider,” “plan,” “believe,” “seek,” ”should,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. The forward-looking statements involve risks and uncertainties that may cause Nexity’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see Nexity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as its other filings with the U.S. Securities and Exchange Commission. Nexity assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Nexity Financial Corporation
Financial Summary (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,			Percent	June 30,			Percent
Income Statement Data	2008		2007	Change	2008		2007	Change

Interest income	13,493,661		$16,265,929	(17.0)%	27,436,855		$31,637,722	(13.3)%
Interest expense	8,204,957		9,934,285	(17.4)	16,932,953		19,205,631	(11.8)

Net interest income	5,288,704		6,331,644	(16.5)	10,503,902		12,432,091	(15.5)
Provision for loan losses	5,835,000		440,000	1226.1	6,735,000		440,000	1430.7

Net interest (expense) income after provision for loan losses	(546,296)		5,891,644	(109.3)	3,768,902		11,992,091	(68.6)
Net gains on sales of securities	0		0	0.0	124,880		0	100.0
Noninterest income	2,816,041		588,697	378.4	6,240,155		1,209,574	415.9
Noninterest expense	7,259,132		4,928,169	47.3	14,184,855		9,338,474	51.9

(Loss) income before income taxes	(4,989,387)		1,552,172	(421.4)	(4,050,918)		3,863,191	(204.9)
Applicable income tax (benefit) expense	(2,238,794)		408,566	(648.0)	(1,979,794)		1,153,265	(271.7)
Net (loss) income	($2,750,593)		$1,143,606	(340.5)%	(2,071,124)		2,709,926	(176.4)%

Reconciliation of Non-GAAP measures to GAAP:
Net (loss) income	($2,750,593)		$1,143,606	(340.5)%	(2,071,124)		$2,709,926	(176.4)%
Non-recurring income (after-tax) (1)	0		0	0.0	(82,421)		0	(100.0)
Operating (loss) income	($2,750,593)		$1,143,606	(340.5)%	(2,153,545)		$2,709,926	(179.5)%

Net (loss) income per share - basic	($0.35)		$0.14	(357.2)%	($0.27)		$0.32	(182.1)%
Net (loss) income per share - diluted	($0.35)	(2)	$0.13	(372.4)	($0.27)	(2)	$0.31	(187.0)

Operating (loss) income per share - basic	($0.35)		$0.14	(357.2)	($0.28)		$0.32	(185.3)
Operating (loss) income per share - diluted	($0.35)	(2)	$0.13	(372.4)	($0.28)	(2)	$0.31	(190.5)

Weighted average shares outstanding - basic	7,768,339		8,307,779	(6.5)	7,768,867		8,340,693	(6.9)
Weighted average shares outstanding - diluted	7,768,339	(2)	8,799,494	(11.7)	7,768,867	(2)	8,843,442	(12.2)

Performance Ratios
(Annualized a)
Return on average assets (a)	(1.08)%		0.51%	(310.2)%	(0.43)%		0.63%	(168.0)%
Return on average stockholders' equity (a)	(15.92)		6.91	(330.4)	(6.01)		8.25	(172.8)
Net yield on average interest-earning assets (tax equivalent) (a)	2.20		2.95	(25.6)	2.27		2.96	(23.3)
Efficiency ratio	89.57		71.21	25.8	84.72		68.46	23.8

Selected Average Balances
(In thousands)
Total assets	$1,024,560		$892,870	14.7%	$978,504		$872,804	12.1%
Interest-earning assets	982,243		860,575	14.1	941,164		846,824	11.1
Loans-net of unearned income	674,495		600,404	12.3	653,542		591,295	10.5
Investment securities	286,464		241,273	18.7	270,748		241,209	12.2
Deposits	617,804		664,677	(7.1)	626,281		652,289	(4.0)
Noninterest-bearing deposits	8,721		8,312	4.9	7,547		7,790	(3.1)
Interest-bearing deposits	609,083		656,365	(7.2)	618,734		644,499	(4.0)
Interest-bearing liabilities	935,524		807,166	15.9	890,513		788,018	13.0
Stockholders' equity	69,487		66,395	4.7	69,295		66,216	4.7

(1) Non-recurring income is gains on sales of investment securities.
(2) There is no dilution due to the anitdilutive effect of the net loss on potential common shares (stock options).

Nexity Financial Corporation
Financial Summary (Unaudited)

Selected Financial Data
at Period-End
(In thousands)	June 30, 2008		Percent
	2008	2007	Change

Total assets	$1,097,097	$923,295	18.8%
Interest-earning assets	1,058,782	883,738	19.8
Loans-net of unearned income	728,988	629,008	15.9
Allowance for loan losses	11,839	7,775	52.3
Investment securities	286,923	228,535	25.5
Deposits	668,635	693,094	(3.5)
Stockholders' equity	62,177	62,444	(0.4)

Average loans to average deposits	104.35%	90.65%	15.1%
Total loans to interest-earning assets	68.85	70.30	(2.1)
Average stockholders' equity to average assets	7.08	7.59	(6.7)
Tier 1 capital to average assets
(Leverage ratio)	8.40	8.72	(3.6)
Risk-based capital ratios:
Tier 1 capital	9.23	9.94	(7.1)
Total capital	10.53	10.93	(3.6)
Book value per common share	$8.00	$7.69	4.1
Tangible book value per common share	$7.89	$7.58	4.1
Total common shares outstanding	7,768,339	8,120,680	(4.3)

Credit Quality Data

Nonperforming assets	53,425,003	4,910,004	988.1%
Nonperforming loans	50,711,101	0	100.0
Net charge-offs	2,864,244	77,148	3612.7
Nonperforming assets to total assets	4.87%	0.53%	815.7
Annualized net charge-offs to average total loans (YTD)	0.88	0.03	3311.5
Allowance for loan losses to total loans	1.62	1.24	31.4
Allowance for loan losses to nonperforming loans	23.35	NM	100.0

NM - not meaningful

Nexity Financial Corporation
Financial Summary (Unaudited)

Consolidated Balance Sheets
(In thousands)	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07

ASSETS
Cash and due from banks	$2,718	$3,765	$9,841	$8,481	$7,404
Interest-bearing deposits in other banks	8,723	5,484	10,121	2,946	13,429
Federal funds sold	31,179	3,562	8,487	24,089	11,778
Investment securities available-for-sale, at fair value	286,923	290,910	244,824	246,507	228,535
Trading securities, at fair value	2,969	2,796	0	198	989

Loans, net of unearned income	728,988	654,915	644,864	645,800	629,008
Allowance for loan losses	(11,839)	(8,875)	(7,969)	(7,977)	(7,775)
Net loans	717,149	646,040	636,895	637,823	621,233

Premises and equipment, net	11,693	11,735	3,382	3,297	3,311
Deferred tax asset	7,545	3,049	4,037	3,944	5,656
Intangible assets	911	911	911	911	911
Other real estate owned	2,714	3,377	3,377	3,551	4,910
Bank owned life insurance	17,685	17,513	17,337	17,156	16,973
Other assets	6,888	7,358	8,001	8,128	8,166
Total assets	$1,097,097	$996,500	$947,213	$957,031	$923,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand Deposits	$12,956	$7,324	$4,813	$11,608	$8,607
NOW and money market accounts	193,044	171,433	276,402	256,137	255,178
Time deposits $100,000 and over	156,945	141,860	158,712	159,708	148,039
Other time and savings deposits	305,690	240,518	269,230	284,058	281,270
Total deposits	668,635	561,135	709,157	711,511	693,094

Federal funds purchased and securities sold under agreements to repurchase	141,887	150,383	16,930	35,256	34,986
Short-term borrowings	32,400	31,400	10,000	0	0
Long-term borrowings	160,000	160,000	121,400	120,000	110,000
Subordinated debentures	22,681	12,372	12,372	12,372	12,372
Accrued expenses and other liabilities	9,317	10,894	10,822	10,703	10,399
Total liabilities	1,034,920	926,184	880,681	889,842	860,851

Stockholders' Equity:
Preferred stock	0	0	0	0	0
Common stock	87	87	87	87	87
Surplus	62,533	62,425	62,339	62,298	62,258
Retained earnings	12,685	15,436	14,757	13,584	12,149
Accumulated other comprehensive loss	(3,301)	2,180	(839)	(1,130)	(4,678)
Less: Treasury stock	(9,827)	(9,812)	(9,812)	(7,650)	(7,372)
Total stockholders' equity	62,177	70,316	66,532	67,189	62,444
Total liabilities and stockholders' equity	$1,097,097	$996,500	$947,213	$957,031	$923,295

Nexity Financial Corporation
Financial Summary (Unaudited)

Income Statement Data	6/30/08		3/31/08	12/31/07	9/30/07	6/30/07

Interest income	$13,493,661		$13,943,194	$15,910,859	$16,742,788	$16,265,929
Interest expense	8,204,957		8,727,996	10,153,904	10,533,553	9,934,285

Net interest income	5,288,704		5,215,198	5,756,955	6,209,235	6,331,644
Provision for loan losses	5,835,000		900,000	315,000	50,000	440,000

Net interest (expense) income after provision for loan losses	(546,296)		4,315,198	5,441,955	6,159,235	5,891,644
Net gains (losses) on sales of securities	0		124,880	292,051	0	0
Noninterest income	2,816,041		3,424,114	1,488,386	941,092	588,697
Noninterest expense	7,259,132		6,925,722	5,588,526	5,048,998	4,928,169

(Loss) income before income taxes	(4,989,387)		938,470	1,633,866	2,051,329	1,552,172
Applicable income tax (benefit) expense	(2,238,794)		259,000	461,127	616,199	408,566
Net (loss) income	$(2,750,593)		$679,470	$1,172,739	$1,435,130	$1,143,606

Reconciliation of Non-GAAP measures to GAAP:
Net (loss) income	$(2,750,593)		$679,470	$1,172,739	$1,435,130	$1,143,606
Non-recurring (income) expense (after-tax) (1)	0		(82,421)	(9,361)	0	0
Operating (loss) income	$(2,750,593)		$597,049	$1,163,378	$1,435,130	$1,143,606

Net (loss) income per share - basic	$(0.35)		$0.09	$0.15	$0.18	$0.14
Net (loss) income per share - diluted	$(0.35)	(2)	$0.08	$0.14	$0.17	$0.13

Operating (loss) income per share - basic	$(0.35)		$0.08	$0.15	$0.18	$0.14
Operating (loss) income per share - diluted	$(0.35)	(2)	$0.07	$0.14	$0.17	$0.13

Weighted average shares outstanding - basic	7,768,339		7,769,394	8,014,473	8,115,669	8,307,779
Weighted average shares outstanding - diluted	7,768,339	(2)	8,032,748	8,357,538	8,513,723	8,799,494

Performance Ratios
(Annualized a)
Return on average assets (a)	(1.08)%		0.29%	0.50%	0.61%	0.51%
Return on average stockholders' equity (a)	(15.92)		3.95	6.85	8.84	6.91
Net yield on average interest-earning assets (tax equivalent) (a)	2.20		2.35	2.54	2.76	2.95
Efficiency ratio	89.57		80.17	73.03	70.61	71.21

(1) Non-recurring (income) expense is gains on sales of investment securities and legal settlement expense of $297,500 recorded as noninterest expense during the 4th quarter of 2007.
(2) There is no dilution due to the anitdilutive effect of the net loss on potential common shares (stock options).

Nexity Financial Corporation
Financial Summary (Unaudited)

Summary of Capital and Capital Ratios	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07

Regulatory Capital (In thousands)
Tier 1 Capital	$86,090	$79,226	$78,460	$79,408	$78,200
Tier 2 Capital	12,146	8,875	7,969	7,977	7,775
Total risk-based capital	98,236	88,101	86,429	87,385	85,975
Total risk-weighted assets	932,671	845,449	803,777	797,300	786,896

Capital Ratios
Total risk-based capital	10.53%	10.42%	10.75%	10.96%	10.93%
Tier 1 risk-based capital	9.23	9.37	9.76	9.96	9.94
Leverage ratio	8.40	8.51	8.37	8.50	8.72

Book value per common share	$8.00	$9.05	$8.55	$8.31	$7.69
Tangible book value per common share	$7.89	$8.93	$8.43	$8.20	$7.58
Total common shares outstanding	7,768,339	7,769,394	7,783,680	8,086,680	8,120,680

Credit Quality Data
Nonperforming assets	$53,425,003	$23,085,835	$12,963,411	$6,786,310	$4,910,004
Nonperforming loans	50,711,101	19,708,365	9,585,941	3,234,910	0
Net charge-offs (recoveries)	2,864,244	(6,742)	323,313	23,007	23,231

Nonperforming loans to total loans	6.95%	3.01%	1.49%	0.50%	0.00%
Nonperforming assets to total assets	4.87	2.32	1.37	0.71	0.53
Annualized net charge-offs to average total loans (QTD)	1.71	0.00	0.20	0.01	0.02
Allowance for loan losses to total loans	1.62	1.36	1.24	1.24	1.24
Allowance for loan losses to nonperforming loans	23.35	45.03	83.13	246.59	NM

NM - not meaningful

Nexity Financial Corporation
Financial Summary (Unaudited)

Comparative Average Balance Sheets
- Yields and Costs	Three Months Ended
	6/30/08			3/31/08			12/31/07
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans (1)	$674,494,737	$9,488,805	5.66%	$632,589,505	$10,486,183	6.67%	$636,141,637	$12,570,444	7.84%
Investment securities (2)
Taxable	267,015,436	3,664,184	5.52	246,129,764	3,233,370	5.28	242,832,254	3,055,520	4.99
Non Taxable (3)	19,448,482	286,611	5.93	8,903,268	132,792	6.00	3,333,670	52,685	6.27
Interest-bearing balances due from banks	8,718,823	63,325	2.92	8,848,479	104,665	4.76	7,604,652	108,377	5.65
Trading securities	3,859,622	42,404	4.42	1,257,603	10,578	3.38	825,068	6,545	3.15
Federal funds sold and securities purchased under agreements to resell	8,705,508	45,780	2.12	2,357,511	20,756	3.54	10,278,715	135,200	5.22
Total interest-earning assets	982,242,608	13,591,109	5.57%	900,086,130	13,988,344	6.25%	901,015,996	15,928,771	7.01%

Noninterest-earning assets:
Cash and due from banks	5,324,014			3,477,210			6,134,184
Premises and equipment	11,787,855			3,489,835			3,322,698
Other, less allowance for loan losses	25,205,848			25,393,882			24,253,831
Total noninterest-earning assets	42,317,717			32,360,927			33,710,713

TOTAL ASSETS	$1,024,560,325			$932,447,057			$934,726,709

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$3,640,774	8,911	0.98%	$3,966,194	9,616	0.98%	$4,073,639	11,989	1.17%
Savings	286,034	880	1.24	270,535	834	1.24	259,588	808	1.24
Money market	174,756,527	929,760	2.14	220,454,537	1,589,015	2.90	259,789,203	2,638,547	4.03
Time deposits	430,399,953	4,633,253	4.33	403,694,010	5,070,106	5.05	441,116,821	5,831,097	5.24
Total interest-bearing deposits	609,083,288	5,572,804	3.68	628,385,276	6,669,571	4.27	705,239,251	8,482,441	4.77
Federal funds purchased and securities sold under agreements to repurchase	145,340,650	824,608	2.28	68,508,565	459,765	2.70	11,245,069	128,278	4.53
Short-term debt	7,509,890	74,978	4.02	439,561	2,744	2.51	108,696	978	3.57
Long-term debt	160,000,000	1,544,129	3.88	135,795,604	1,375,176	4.07	120,091,304	1,286,209	4.25
Subordinated debentures	13,590,670	210,412	6.23	12,372,000	220,739	7.18	12,372,000	255,998	8.21
Total interest-bearing liabilities	935,524,498	8,226,931	3.54%	845,501,006	8,727,995	4.15%	849,056,320	10,153,904	4.74%

Noninterest-bearing liabilities:
Demand deposits	8,720,567			6,373,042			6,249,349
Other liabilities	10,827,808			11,469,537			11,449,378
Total noninterest-bearing liabilities	19,548,375			17,842,579			17,698,727
Stockholders' equity	69,487,452			69,103,472			67,971,662

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,024,560,325			$932,447,057			$934,726,709

Net interest income		$5,364,178			$5,260,349			$5,774,867

Interest income/earning assets			5.57%			6.25%			7.01%
Interest expense/earning assets			3.37			3.90			4.47

Net interest income/earning assets			2.20%			2.35%			2.54%

(1) Average loan balances are stated net of unearned income and include nonaccrual loans.
(2) The weighted average yields on securities are calculated on the basis of the yield to maturity based on the book cost of each security.
(3) Non-taxable income has been adjusted to a tax-equivalent basis using a federal tax rate of approximately 34%

Nexity Financial Corporation
Financial Summary (Unaudited)

Comparative Average Balance Sheets
- Yields and Costs	Three Months Ended
	9/30/07			6/30/07
	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans (1)	$631,254,233	$13,441,971	8.45%	$600,404,019	$12,958,613	8.66%
Investment securities, taxable (2)
Taxable	240,934,188	2,998,839	4.94	241,272,975	3,015,548	5.01
Non Taxable (3)	2,651,838	41,755	6.25	0	0	0.00
Interest-bearing balances due from banks	7,703,039	111,867	5.76	8,177,955	132,678	6.51
Trading securities	1,332,373	5,895	1.76	1,110,207	32,927	11.90
Federal funds sold and securities purchased under agreements to resell	11,680,810	156,658	5.32	9,609,706	126,163	5.27
Total interest-earning assets	895,556,481	16,756,985	7.42%	860,574,862	16,265,929	7.58%

Noninterest-earning assets:
Cash and due from banks	9,052,949			7,216,686
Premises and equipment	3,280,370			3,344,524
Other, less allowance for loan losses	21,783,319			21,733,792
Total noninterest-earning assets	34,116,638			32,295,002

TOTAL ASSETS	$929,673,119			$892,869,864

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$3,656,848	11,194	1.21%	$3,648,428	11,028	1.21%
Savings	279,810	872	1.24	320,070	952	1.19
Money market	259,856,523	3,028,658	4.62	234,125,073	2,686,820	4.60
Time deposits	434,692,025	5,813,465	5.31	418,271,659	5,508,570	5.28
Total interest-bearing deposits	698,485,206	8,854,189	5.03	656,365,230	8,207,370	5.02
Federal funds purchased and securities sold under agreements to repurchase	15,523,477	209,574	5.36	28,429,229	365,067	5.15
Short-term debt	0	0	0.00	0	0	0.00
Long-term debt	116,521,739	1,208,808	4.12	110,000,000	1,103,783	4.02
Subordinated debentures	12,372,000	260,982	8.37	12,372,000	258,065	8.37
Total interest-bearing liabilities	842,902,422	10,533,553	4.96%	807,166,459	9,934,285	4.94%

Noninterest-bearing liabilities:
Demand deposits	10,786,506			8,311,537
Other liabilities	11,550,231			10,996,625
Total noninterest-bearing liabilities	22,336,737			19,308,162
Stockholders' equity	64,433,960			66,395,243

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$929,673,119			$892,869,864

Net interest income		$6,223,431			$6,331,644

Interest income/earning assets			7.42%			7.58%
Interest expense/earning assets			4.67			4.63

Net interest income/earning assets			2.76%			2.95%

(1) Average loan balances are stated net of unearned income and include nonaccrual loans.
(2) The weighted average yields on securities are calculated on the basis of the yield to maturity based on the book value of each security.

CONTACT:
Nexity Financial Corporation
John J. Moran, EVP & CFO, 843-213-0999